CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
OBAN MINING INC.

         Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes Annotated (Michie 1991) ("NRS"), the undersigned being the President and Secretary of Oban Mining Inc. (the "Company" or the "Corporation") hereby affirm and certify that the following Amendment to the Articles of Incorporation of the Company has been approved by action of the Board of Directors and the shareholders of the Company in accordance with the provisions of Sections 78.315 and 78.320, respectively, of the NRS and have been duly adopted in accordance with the provisions of Section 78.390 of the NRS, and that the following Amendment is in full force and effect.

Article I of the Company's Articles of Incorporation is hereby amended in its entirety to provide as follows:

         The name of the corporation shall be "Ikona Gear International, Inc."

         IN WITNESS WHEREOF, said Ikona Gear International, Inc. (f/k/a Oban Mining Inc.) has caused this Certificate of Amendment to Certificate of Incorporation to be duly executed by its President and attested by its Secretary, this 5th day of November, 2003.
Ikona Gear International, Inc.
ATTEST:	(f/k/a Oban Mining Inc.)
/s/ Simon Anderson	By: /s/ Laith Nosh
Simon Anderson, Secretary	Laith Nosh, President